Exhibit 99.1

Tidewater Announces EXTENSION OF EXPIRATION time OF TENDER OFFER

HOUSTON // January 11, 2019 – Tidewater Inc. (NYSE: TDW) (“Tidewater”) announced today that due to the closing of executive departments and agencies of the U.S. Federal government, including the Securities and Exchange Commission, on Monday, December 24, 2018, it has extended the expiration date of its cash tender offer (the “Offer”) to purchase up to $25,368,084 aggregate principal amount of its 8.00% Senior Secured Notes due 2022 (the “Notes”) from 5:00 p.m., New York City time, on January 11, 2019 to 5:00 p.m., New York City time, on January 14, 2019, unless further extended or earlier terminated.

As of January 10, 2019, $160,000 aggregate principal amount of the Notes had been tendered in the Offer.

Holders of Notes who have previously validly tendered and not validly withdrawn their Notes do not need to re-tender their Notes or take any other action in response to the extension of the Offer.

This press release is for informational purposes only and shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The Offer is being made only through, and subject to the terms and conditions set forth in, the Offer to Purchase dated December 12, 2018 (the “Offer to

Purchase”), which sets forth a more detailed description of the terms of the Offer. Except as described in this press release, the terms and conditions of the Offer as described in the Offer to Purchase are unchanged. Copies of the Offer to Purchase may be obtained from Wilmington Trust, National Association, the depositary and paying agent, at the address and e-mail address set forth in the Offer to Purchase. Holders of the Notes are urged to read the Offer to Purchase in its entirety.

About Tidewater

Tidewater owns and operates the largest fleet of Offshore Support Vessels in the industry, with over 60 years of experience supporting offshore energy exploration and production activities worldwide.

Contacts:

Tidewater Inc.

Jason Stanley, Director, Investor Relations, +1-713-470-5292, jstanley@tdw.com

Tidewater Inc.| 6002 Rogerdale Rd., Suite 600 | Houston, Texas | 77072 USA